Exhibit 99.1

Innovative Industrial Properties Reports Fourth Quarter and Full-Year 2018 Results

Acquisitions Drive 111% Q4 Revenue, 720% Q4 Net Income and 344% Q4 AFFO Growth Year-over-Year

SAN DIEGO, CA – March 13, 2019 – Innovative Industrial Properties, Inc. ("IIP"), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the regulated U.S. cannabis industry, announced today results for the fourth quarter and year ended December 31, 2018, the second full year since IIP commenced real estate operations and completed its initial public offering in December 2016.

Fourth Quarter 2018 Highlights

Financial Results and Financing Activity

•	IIP generated rental revenues of approximately $4.7 million in the quarter, representing a 111% increase from the prior year's quarter.
•	IIP recorded net income attributable to common stockholders of approximately $2.3 million for the quarter, or $0.24 per diluted share, and adjusted funds from operations ("AFFO") of approximately $3.6 million, or $0.38 per diluted share. AFFO represented an increase of 344% from the prior year's quarter.
•	IIP paid its seventh consecutive quarterly dividend of $0.35 per share on January 15, 2019 to stockholders of record as of December 31, 2018, representing a 40% increase from the prior year's quarter.
•	In October 2018, IIP completed an underwritten public offering of 2,990,000 shares of common stock, including the exercise in full of the underwriters' option to purchase an additional 390,000 shares, resulting in net proceeds of approximately $113.9 million.
•	Subsequent to the end of the quarter, in February 2019, IIP's operating partnership subsidiary (the "Operating Partnership") completed a private of offering of $143.75 million aggregate principal amount of 3.75% exchangeable senior notes due 2024 (the "Notes"), which includes the exercise in full of the initial purchasers' option to purchase additional Notes, resulting in estimated net proceeds of approximately $138.4 million.
•	Subsequent to the end of the quarter, on March 12, 2019, IIP declared its eighth consecutive quarterly dividend of $0.45 per share, which is expected to be paid on April 15, 2019 to stockholders of record as of March 29, 2019, representing an approximately 29% increase from IIP's fourth quarter 2018 common stock dividend and an 80% increase from IIP's first quarter 2018 common stock dividend.

Investment Activity

•	In October 2018, IIP acquired a 58,000 square foot cannabis cultivation facility in Colorado for approximately $11.3 million (excluding transaction costs) and entered into a long-term lease with The Green Solution, LLC ("TGS").
•	In December 2018, IIP acquired a 75,000 square foot medical-use cannabis cultivation and processing facility in Illinois and entered into a long-term lease with a subsidiary of Ascend Wellness Holdings, LLC ("Ascend") for total consideration of $25.0 million (excluding transaction costs), comprising a purchase price of $19.0 million and a $6.0 million tenant improvement allowance available for additional improvements at the property.
•	In December 2018, IIP amended its leases with subsidiaries of Vireo Health, Inc. ("Vireo") in Minnesota, New York and Pennsylvania to provide an additional $5.0 million in aggregate for tenant improvements at these properties, which also resulted in a corresponding increase to base rent at each property.
•	Subsequent to the end of the quarter, in February 2019, IIP acquired a 43,000 square foot industrial property in California and entered into a long-term lease with an experienced operator, which intends to operate the facility for cannabis cultivation upon completion of redevelopment, with IIP's total investment in the acquisition and redevelopment of the property expected to be approximately $11.5 million (excluding transaction costs).
•	Subsequent to the end of the quarter, in March 2019, IIP acquired a property in Ohio and entered into a long-term lease with a subsidiary of PharmaCann LLC ("PharmaCann") for two industrial and greenhouse facilities that are expected to comprise a total of 58,000 square feet upon completion of development, with IIP's total investment in the acquisition and development of the property expected to be $20.0 million (excluding transaction costs).

Portfolio Update and Acquisition Activity

Portfolio Update

As of March 13, 2019, IIP owned 13 properties that were 100% leased to state-licensed medical-use cannabis operators and comprising an aggregate of approximately 1,128,000 rentable square feet (including approximately 159,000 rentable square feet under development/redevelopment) in Arizona, California, Colorado, Illinois, Maryland, Massachusetts, Michigan, Minnesota, New York, Ohio and Pennsylvania, with a weighted-average remaining lease term of approximately 14.3 years. As of March 13, 2019, IIP had invested $161.2 million in the aggregate (excluding transaction costs) and had committed an additional $37.7 million to reimburse certain tenants and sellers for completion of construction and tenant improvements at IIP's properties. As of March 13, 2019, IIP's average current yield on invested capital was approximately 15.1% for these 13 properties, calculated as the sum of the initial base rents, supplemental rent (with respect to the lease with PharmaCann LLC ("PharmaCann") at one of IIP's New York properties) and property management fees (after the expiration of applicable base rent abatement periods), divided by IIP's aggregate investment in these properties (excluding transaction costs and including the aggregate potential tenant reimbursements of $37.7 million).

Investment Activity

On October 30, 2018, IIP completed the acquisition of a 58,000 square foot industrial property located in Colorado for approximately $11.3 million (excluding transaction costs) and entered into a long-term, triple-net lease with TGS for continued operation of a cannabis cultivation facility.

On December 7, 2018, IIP amended its leases with subsidiaries of Vireo in Minnesota, New York and Pennsylvania to provide an additional $5.0 million in aggregate for tenant improvements at these properties, which also resulted in a corresponding increase to base rent at each property.

On December 21, 2018, IIP completed the acquisition of a 75,000 square foot industrial property located in Illinois for $19.0 million (excluding transaction costs). Concurrent with the closing of the purchase, IIP entered into a long-term, triple-net lease agreement with a wholly owned subsidiary of Ascend, which intends to operate the property as a medical-use cannabis cultivation and processing facility. Ascend is expected to complete additional tenant improvements for the building, for which IIP has agreed to provide reimbursement of up to $6.0 million, none of which was incurred or funded as of December 31, 2018. Assuming full reimbursement for the tenant improvements, IIP's total investment in the property will be $25.0 million.

On February 8, 2019, IIP completed the acquisition of a 43,000 square foot industrial property located in California for approximately $6.7 million (excluding transaction costs). Concurrent with the closing of the purchase, IIP entered into a long-term, triple-net lease agreement with an experienced operator, which intends to operate the property as a cannabis cultivation facility upon completion of redevelopment. The seller of the property is expected to complete redevelopment of the building, for which IIP has agreed to provide reimbursement of up to approximately $4.8 million. Assuming full reimbursement for the redevelopment, IIP's total investment in the property will be approximately $11.5 million.

On March 13, 2019, IIP acquired a property in Ohio and entered into a long-term lease and development agreement with a subsidiary of PharmaCann for an approximately 26,000 square foot industrial facility and an approximately 32,000 square foot greenhouse facility on the property. The purchase price for the property was $700,000 (excluding transaction costs). The PharmaCann subsidiary is expected to construct the two buildings at the property, for which IIP has agreed to provide reimbursement of up to $19.3 million. Assuming full reimbursement for the construction, IIP's total investment in the property will be $20.0 million.

Financing Activity

In October 2018, IIP completed an underwritten public offering of 2,990,000 shares of common stock, including the exercise in full of the underwriters' option to purchase an additional 390,000 shares, resulting in net proceeds of approximately $113.9 million, after deducting the underwriters' discounts and commissions and offering expenses.

Subsequent to the end of the quarter, in February 2019, the Operating Partnership issued the Notes in a private offering. The Notes are senior unsecured obligations of the Operating Partnership, are fully and unconditionally guaranteed by IIP and the Operating Partnership's subsidiaries and are exchangeable for cash, shares of IIP common stock, or a combination of cash and shares of IIP common stock, at the Operating Partnership's option, at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date. The initial exchange rate for the Notes is 14.37298 shares of IIP common stock per $1,000 principal amount of the Notes and the initial exchange price is approximately $69.575 per share of IIP common stock. The initial exchange rate and initial exchange price are subject to adjustment in certain circumstances. The Notes will pay interest semiannually at a rate of 3.75% per annum and will mature on February 21, 2024, unless earlier exchanged or repurchased in accordance with their terms. The Operating Partnership will not have the right to redeem the Notes prior to maturity, but may be required to repurchase the Notes from holders under certain circumstances.

IIP expects to use the net proceeds from both offerings to invest in specialized industrial real estate assets that support the regulated medical-use cannabis cultivation and processing industry and for general corporate purposes.

Financial Results

IIP generated rental revenues of approximately $4.7 million for the three months ended December 31, 2018, compared to approximately $2.2 million for the same period in 2017, an increase of 111%. IIP generated rental revenues of approximately $14.3 million for the year ended December 31, 2018, compared to approximately $6.3 million for 2017, an increase of 128%. The increase was driven primarily by the acquisition and leasing of new properties, in addition to contractual rental escalations at certain properties.

For the three months ended December 31, 2018, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of approximately $2.3 million and $0.24, respectively; funds from operations ("FFO") and FFO per diluted share of approximately $3.2 million and $0.34, respectively; and AFFO and AFFO per diluted share of approximately $3.6 million and $0.38, respectively. Fourth quarter 2018 AFFO and AFFO per diluted share for the quarter increased by approximately 344% and 65% from the prior year period, respectively.

For the year ended December 31, 2018, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of $5.6 million and $0.75, respectively; FFO and FFO per diluted share of $8.3 million and $1.13, respectively; and AFFO and AFFO per diluted share of approximately $9.7 million and $1.34, respectively. 2018 AFFO and AFFO per diluted share increased by approximately 314% and 100% from the prior year, respectively.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net loss available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, March 14, 2019 to discuss IIP's financial results and operations for the fourth quarter and year ended December 31, 2018.  The call will be open to all interested investors through a live audio webcast at the Investor Relations section of IIP's website at www.innovativeindustrialproperties.com, or live by calling 1-877-328-5514 (domestic) or 1-412-902-6764 (international) and asking to be joined to the Innovative Industrial Properties, Inc. conference call. The complete webcast will be archived for 90 days on IIP's website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Thursday, March 14, 2019 until 12:00 p.m. Pacific Time on Thursday, March 21, 2019, by calling 1-877-344-7529 (domestic), 855-669-9658 (Canada) or 1-412-317-0088 (international) and using access code 10129227.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP "expects," "intends," "plans," "estimates," "anticipates," "believes" or "should" or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Real estate, at cost:
Land	$20,475	$11,514
Buildings and improvements	109,425	51,315
Tenant improvements	14,732	5,901
Construction in progress	6,298	—
Total real estate, at cost	150,930	68,730
Less accumulated depreciation	(3,571)	(942)
Net real estate held for investment	147,359	67,788
Cash and cash equivalents	13,050	11,758
Short-term investments	120,443	—
Other assets, net	614	482
Total assets	$281,466	$80,028

Liabilities and stockholders’ equity
Tenant improvements and construction funding payable	$2,433	$20
Accounts payable and accrued expenses	1,968	1,062
Dividends payable	3,759	1,198
Offering cost liability	—	41
Rent received in advance and tenant security deposits	9,014	4,158
Total liabilities	17,174	6,479

Commitments and contingencies

Stockholders’ equity
Preferred stock (par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at December 31, 2018 and 2017	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 9,775,800 and 3,501,147 shares issued and outstanding at December 31, 2018 and 2017, respectively	10	4
Additional paid-in-capital	250,273	64,000
Accumulated deficit	—	(4,464)
Total stockholders' equity	264,292	73,549
Total liabilities and stockholders' equity	$281,466	$80,028

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental	$4,703	$2,228	$14,342	$6,302
Tenant reimbursements	80	54	445	118
Total revenues	4,783	2,282	14,787	6,420

Expenses:
Property expenses	80	54	445	118
General and administrative expense	1,982	1,293	6,375	5,497
Severance	—	—	—	113
Depreciation expense	914	362	2,629	915
Total expenses	2,976	1,709	9,449	6,643
Income / (loss) from operations	1,807	573	5,338	(223)
Interest and other income	859	34	1,647	151
Net income / (loss)	2,666	607	6,985	(72)
Preferred stock dividend	338	323	1,352	323
Net income / (loss) attributable to common stockholders	$2,328	$284	$5,633	$(395)
Net income / (loss) attributable to common stockholders per share:
Basic	$0.24	$0.08	$0.76	$(0.13)
Diluted	$0.24	$0.07	$0.75	$(0.13)
Weighted average shares outstanding:
Basic	9,367,148	3,393,107	7,138,952	3,375,284
Diluted	9,515,800	3,501,147	7,285,801	3,375,284

Innovative Industrial Properties, Inc.

Condensed Consolidated FFO AND AFFO

(In thousands, except share and per share amounts)

(Unaudited)

The table below is a reconciliation of net income / (loss) attributable to common stockholders to FFO and AFFO for the three months and years ended December 31, 2018 and 2017:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Net income / (loss) attributable to common stockholders	$2,328	$284	$5,633	$(395)
Real estate depreciation	914	362	2,629	915
FFO	3,242	646	8,262	520
Stock-based compensation	386	171	1,465	1,719
Severance	—	—	—	113
AFFO	$3,628	$817	$9,727	$2,352
FFO per common share – basic	$0.35	$0.19	$1.16	$0.15
FFO per common share – diluted	$0.34	$0.18	$1.13	$0.15
AFFO per common share – basic	$0.39	$0.24	$1.36	$0.70
AFFO per common share – diluted	$0.38	$0.23	$1.34	$0.67
Weighted average shares outstanding:
Basic	9,367,148	3,393,107	7,138,952	3,375,284
Diluted	9,515,800	3,501,147	7,285,801	3,507,145

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (loss), computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.”

Management believes that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be important supplemental measures of a REIT's performance because they provide an understanding of the operating performance of IIP's properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. IIP reports FFO and FFO per share because these measures are observed by management to also be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs and because FFO per share is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT's operating performance. IIP calculates AFFO by adding to FFO certain non-cash and non-recurring expenses, consisting of non-cash stock-based compensation expense and severance expense.

IIP's computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO and AFFO do not represent cash flow available for management's discretionary use. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of IIP's financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP's liquidity, nor is it indicative of funds available to fund IIP's cash needs, including IIP's ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income (loss) computed in accordance with GAAP as measures of IIP's operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332